Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL

RESULTS FOR THE SECOND QUARTER OF FISCAL 2012

~Company Reiterates Full-Year Financial Guidance~

DAYTONA BEACH, Fla. – July 5, 2012 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal second quarter ended May 31, 2012.

“Comparison for the quarter was positively impacted by scheduling changes, primarily due to hosting two additional NASCAR Sprint Cup series events versus the comparable 2011 quarter,” stated ISC Chief Executive Officer Lesa France Kennedy. “While generally pleased with our financial results, attendance-related revenues at our events generated mixed results. Our core fan demographic, which is Middle America, still lacks confidence due to slow job and income growth. Until these trends change, we expect our consumer revenues will remain under pressure.

“Fortunately, we benefit from a solid financial position, which affords us the ability to continue our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. We see a tremendous opportunity for the Company to grow even stronger as we continue to successfully execute our strategic initiatives.

“We can’t stress enough the importance of supporting the live events by enhancing the experience for our guests. Aside from the positive impact to consumer-related revenues, it supports both corporate sales and influences the long-term health of TV ratings. We are convinced that improving the customer experience through targeted capital improvements will lead to increased ticket sales as well as pricing power over the longer term.”

Second Quarter Comparison

Total revenues for the second quarter ended May 31, 2012 were approximately $179.6 million, compared to revenues of approximately $138.8 million in the prior-year period. Operating income was approximately $33.2 million during the period compared to approximately $24.1 million in the second quarter of fiscal 2011. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	The spring NASCAR Sprint Cup and Camping World Truck series events held at Kansas in the second quarter of fiscal 2012 were held in the third quarter of fiscal 2011.

-more-

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 2

•

The spring NASCAR Sprint Cup and Nationwide series events at Phoenix were held in the second quarter of fiscal 2012. The corresponding events were held in the first quarter of fiscal 2011. In addition, Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011. The corresponding event will be held in the fourth quarter of fiscal 2012.

•	The NASCAR Camping World Truck Series event held at Darlington in the second quarter of fiscal 2011 will not be held in fiscal 2012.

•

The Company earned an immaterial amount of ancillary revenue due to a combination of factors, primarily related to SiriusXM Radio, which has historically been the most significant contributor to the industry’s ancillary rights revenue. Since the merger of Sirius Satellite Radio and XM Satellite Radio there is now only one satellite provider, SiriusXM Radio, bidding on the distribution rights for original programming. As a result, distribution rights agreements entered into by SiriusXM Radio for original programming subsequent to the merger have generally been lower.

•

During the quarter ended May 31, 2012, the Company expensed approximately $1.0 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. In the 2011 second quarter, the Company expensed approximately $0.3 million of certain ongoing carrying costs related to its Staten Island property.

•

During the second quarter of fiscal 2012, the Company recognized approximately $1.2 million, or $0.02 per diluted share, related to the settlement of litigation involving certain ancillary facility operations.

•

In the second quarter of fiscal 2012, the Company recognized approximately $5.7 million, or $0.07 per diluted share, of non-cash impairments of long-lived assets primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•

During the second quarter of fiscal 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of the remaining $87.0 million principal 5.4% Senior Notes.

•

During the quarter ended May 31, 2012, the Company recognized $1.4 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway. During the second quarter of fiscal 2011, the Company recognized a loss of approximately $0.7 million, or $0.01 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

•	During the quarter ended May 31, 2012, the Company recorded approximately $77,000 net gain on the sale of certain assets.

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 3

Net income for the second quarter was approximately $13.7 million, or $0.30 per diluted share, compared to net income of approximately $11.9 million, or $0.25 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property; legal settlement; impairments of certain other long-lived assets; loss on early redemption of debt; and the net gain on sale of certain assets, non-GAAP (defined below) net income for the second quarter of 2012 was $24.0 million, or $0.52 per diluted share. Non-GAAP net income for the fiscal second quarter of 2011 was $12.5 million, or $0.26 per diluted share.

Year-to-Date Comparison

For the six months ended May 31, 2012, total revenues were $307.0 million, compared to $287.4 million in 2011. Operating income for the six-month period was $62.9 million compared to $63.4 million in the prior year.

Year-over-year comparability was impacted by:

•	The spring NASCAR Sprint Cup and Camping World Truck series events held at Kansas in the second quarter of fiscal 2012 were held in the third quarter of fiscal 2011.

•	Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011. The corresponding event will be held in the fourth quarter of fiscal 2012.

•	The NASCAR Camping World Truck Series event held at Darlington in the second quarter of fiscal 2011 will not be held in fiscal 2012.

•	The aforementioned decrease in ancillary revenue.

•

During the six months ended May 31, 2012, the Company expensed approximately $1.7 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the six months ended May 31, 2011, the Company expensed approximately $0.4 million of certain ongoing carrying costs related to its Staten Island property.

•

During the six months ended May 31, 2012, the Company recognized approximately $1.2 million, or $0.02 per diluted share, related to the aforementioned settlement of litigation involving certain ancillary facility operations.

•

The non-cash impairment of long-lived assets during the six months ended May 31, 2012, of approximately $5.7 million, or $0.07 per diluted share, is primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements. During the six months ended May 31, 2011, the Company recorded an approximately $2.9 million, or $0.04 per diluted, non-cash impairment charge of long-lived assets.

•

During the six months ended May 31, 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of the remaining $87.0 million principal 5.4% Senior Notes.

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 4

•

For the six months ended May 31, 2012, the Company recognized approximately $1.1 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway, which included results of operations beginning in February 2012, net of charges related to certain start up costs through the opening. During the six month period ended May 31, 2011, the Company recognized a loss of approximately $1.0 million, or $0.01 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

•	During the six months ended May 31, 2012, the Company recorded approximately $0.9 million, or $0.01 per diluted share, net gain on the sale of certain assets.

Net income for the six months ended May 31, 2012 was $30.9 million, or $0.67 per diluted share, compared to a net income of $33.3 million, or $0.70 per diluted share in 2011. Excluding certain carrying costs related to the Staten Island property; legal settlement; impairments of certain other long-lived assets; loss on early redemption of debt; and the net gain on sale of certain assets, non-GAAP (defined below) net income for the for the six months ended May 31, 2012, was $41.1 million, or $0.89 per diluted share. This is compared to non-GAAP net income for the first six months of 2011 of $35.9 million, or $0.75 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustments for 2011 relate to carrying costs of our Staten Island property, impairments of certain other long-lived assets and the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment.

The adjustments for 2012 relate to carrying costs of our Staten Island property, legal settlement, impairments of certain other long-lived assets, loss on early redemption of debt and net gain on sale of certain assets.

The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 5

other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Six Months Ended
	May 31, 2011	May 31, 2012	May 31, 2011	May 31, 2012
Net income	$11,873	$13,740	$33,308	$30,879
Adjustments, net of tax:
Carrying costs related to Staten Island	187	622	271	1,038
Legal settlement	—	716	—	716
Impairment of long-lived assets	—	3,443	1,743	3,473
Loss on early redemption of debt	—	5,568	—	5,568
Casino pre-opening expenses	453	—	591	—
Net gain on sale of certain assets	—	(47)	—	(557)

Non-GAAP net income	$12,513	$24,042	$35,913	$41,117

Per share data:
Diluted earnings per share	$0.25	$0.30	$0.70	$0.67
Adjustments, net of tax:
Carrying costs related to Staten Island	0.00	0.01	0.00	0.02
Legal settlement	—	0.02	—	0.02
Impairment of long-lived assets	—	0.07	0.04	0.07
Loss on early redemption of debt	—	0.12	—	0.12
Casino pre-opening expenses	0.01	—	0.01	—
Net gain on sale of certain assets	—	0.00	—	(0.01)

Non-GAAP diluted earnings per share	$0.26	$0.52	$0.75	$0.89

From a marketing partnership perspective, the Company has agreements in place for approximately 92.0 percent of its gross marketing partnership revenue target. It has secured all NASCAR Nationwide and Camping World Truck series event entitlements with only two NASCAR Sprint Cup event entitlements open for the 2012 season, which the Company expects to secure. Based on current interest from corporate prospects, the Company expects to be within a couple percentage points of its gross corporate partnership target for the year.

External Growth, Financing-Related and Other Initiatives

Hollywood Casino at Kansas Speedway

The Hollywood Casino at Kansas Speedway, which opened on February 3, 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. The Company’s 50/50 joint venture partner Penn National Gaming, Inc. is responsible for the development and operation of the casino.

The Company estimates that its share of capitalized development costs for the project, excluding its contribution of land, will be approximately $145.0 million, which is below the original estimate of approximately $155.0 million. Through May 31, 2012, the Company has funded approximately $134.3 million of these capitalized development costs. In addition, the Company funded certain working capital needs of the project prior to opening. Start up and related costs through opening were expensed through equity in net loss from equity investments. Cash flow from the casino’s operations is first being used to fund the remaining development costs

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 6

and will subsequently start being distributed to the joint venture partners in accordance with the partnership agreement. The Company estimates that the Hollywood Casino at Kansas Speedway will provide approximately $3.0 million in equity income in fiscal 2012.

Liquidity

During ISC’s fiscal 2012 second quarter, it completed the redemption of all of its outstanding 5.4 percent Senior Notes. ISC used additional capacity on its line of credit to retire all of the notes, for an aggregate price equal to the $87.0 million outstanding principal amount plus a redemption premium of approximately $9.0 million and accrued interest up to, but excluding, the redemption date.

The Company is monitoring the current interest rate environment to potentially refinance the borrowings of the redeemed notes with lower cost alternatives and extend a significant portion of its near-term debt maturities.

Capital Spending

The Company competes for the consumers’ discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer’s expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.

For the six months ended May 31, 2012, the Company spent $26.1 million on capital expenditures for projects at its existing facilities. In comparison, capital expenditures for the first six months of fiscal 2011 totaled approximately $25.3 million, which included $23.9 million for projects at its existing facilities. The remaining expenditures were associated with additional capitalized costs for the Staten Island property.

At May 31, 2012, the Company had approximately $47.9 million remaining in capital projects currently approved for its existing facilities. These projects include:

•	track reconfiguration and road course construction at Kansas;

•	grandstand seating enhancements at Talladega and Watkins Glen;

•	facility signage and road improvements at Chicagoland;

•	grandstand concourse and facility signage improvements at Richmond;

•	RV improvements and paving at Michigan.

As a result of these currently approved projects and anticipated additional approvals in fiscal 2012, the Company expects its total fiscal 2012 capital expenditures at its existing facilities will be approximately $80.0 million to $90.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

The Company is currently in the process of reviewing highly impactful projects that would necessitate an increase in its capital spending at existing facilities above recent levels beginning in 2013. However, any substantial increase in spending above recent levels will depend upon several factors such as a stable economic operating environment, credit availability, and, preferably, the sale of the Company’s Staten Island property.

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 7

Ms. France Kennedy added, “Last week at Daytona, we filed a Planned Master Development application, which is the first step in the pursuit of potential redevelopment projects at the ‘World Center of Racing.’ While many aspects of the projects are yet to be determined, such projects could include a complete overhaul of the entire frontstretch grandstands, creating a world-class motorsports entertainment facility including features such as new seats, suites and guest amenities, as well as new entry points, improved fan conveyance, a sleek exterior, first-class interior areas, and a redesigned midway for fans.”

Dividend and Share Repurchase

During the second quarter, the Company increased its annual dividend by $0.02 to $0.20 per share, marking the 39th consecutive year that ISC has paid a dividend to its shareholders. The Company did not purchase any shares of its Class A common shares during its second quarter.

In connection with the Company’s Stock Purchase Plan, for the six months ended May 31, 2012, ISC purchased 405,538 shares of its Class A stock for approximately $10.3 million, bringing the total number of shares purchased from December 2006 through May 2012 to approximately 7.1 million shares. At the end of the second quarter, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization.

Returning capital, through repurchasing shares and an annual dividend payment continues to be an important component of ISC long-term capital allocation strategy. The Company is currently only buying shares opportunistically based on levels of its stock price. The Company anticipates that it will spend a minimum of $20.0 million in returning capital to its shareholders for the year.

Outlook

ISC reiterates its 2012 total revenue guidance range of $610.0 million to $630.0 million. In addition, the Company is maintaining its fiscal 2012 full year non-GAAP earnings range of $1.50 to $1.60 per diluted share after-tax. The Company is more comfortable at the low end of the ranges.

ISC’s 2012 financial guidance excludes any future loss or gain on impairment or disposal of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property; unanticipated further impairment of the property and the ongoing carrying costs; legal settlement; and the loss on early redemption of debt.

In closing, Ms. France Kennedy stated, “Our top priority at ISC is to provide superior, innovative and thrilling guest experiences. To remain true to this vision and compete for the consumers’ discretionary dollar with other entertainment options, we must invest in capital enhancements that provide fan-friendly amenities consistent with consumer expectations. We are confident that by delivering memorable guest experiences along with attractive pricing and fantastic racing, ISC will generate stronger revenues and bottom-line results.”

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 8

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 94322955.

A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, July 19, 2012. To access, dial (855) 859-2056 and enter the code 94322955, or visit the “Investor Relations” section of the Company’s Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing Network, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 9

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2011	May 31, 2012	May 31, 2011	May 31, 2012
	(Unaudited)
REVENUES:
Admissions, net	$29,963	$37,344	$66,043	$69,870
Motorsports related	95,392	125,759	193,384	206,505
Food, beverage and merchandise	10,594	12,724	22,648	23,769
Other	2,812	3,768	5,371	6,849

	138,761	179,595	287,446	306,993

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	35,296	48,855	67,219	74,107
Motorsports related	27,660	34,759	52,124	56,724
Food, beverage and merchandise	8,735	10,130	17,494	17,867
General and administrative	23,968	27,862	46,134	51,098
Depreciation and amortization	19,034	19,167	38,180	38,626
Impairment of long-lived assets	—	5,653	2,872	5,703

	114,693	146,426	224,023	244,125

Operating income	24,068	33,169	63,423	62,868
Interest income	42	31	68	58
Interest expense	(3,839)	(2,904)	(7,681)	(6,341)
Loss on early redemption of debt	—	(9,144)	—	(9,144)
Equity in net (loss) income from equity investments	(747)	1,395	(973)	1,094
Other	—	77	—	916

Income from continuing operations before income taxes	19,524	22,624	54,837	49,451
Income taxes	7,651	8,884	21,529	18,572

Net income	$11,873	$13,740	$33,308	$30,879

Dividends per share	$0.18	$0.20	$0.18	$0.20

Earnings per share:
Basic and diluted	$0.25	$0.30	$0.70	$0.67

Basic weighted average shares outstanding	47,795,906	46,306,147	47,913,025	46,348,345

Diluted weighted average shares outstanding	47,807,210	46,316,419	47,921,721	46,358,458

Comprehensive income	$12,036	$13,885	$33,580	$31,207

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 10

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	November 30, 2011	May 31, 2011	May 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$110,078	$131,072	$104,068
Receivables, less allowance	36,098	42,939	48,188
Inventories	2,481	4,092	4,274
Income taxes receivable	5,914	13,419	5,471
Deferred income taxes	3,949	4,123	2,345
Prepaid expenses and other current assets	6,875	23,364	14,592

Total Current Assets	165,395	219,009	178,938

Property and Equipment, net	1,371,776	1,365,690	1,356,557
Other Assets:
Long-term restricted cash and investments	—	1,003	—
Equity investments	100,137	64,891	152,787
Intangible assets, net	178,701	178,609	178,667
Goodwill	118,791	118,791	118,791
Other	9,839	10,961	7,245

	407,468	374,255	457,490

Total Assets	$1,944,639	$1,958,954	$1,992,985

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,264	$2,643	$2,284
Accounts payable	17,917	14,957	17,894
Deferred income	46,209	113,913	86,206
Income taxes payable	1,212	—	4,610
Current tax liabilities	4,178	4,418	817
Other current liabilities	17,856	24,323	23,156

Total Current Liabilities	89,636	160,254	134,967

Long-Term Debt	313,888	285,797	296,563
Deferred Income Taxes	315,659	295,371	322,063
Long-Term Tax Liabilities	1,784	2,379	2,033
Long-Term Deferred Income	10,087	11,391	11,464
Other Long-Term Liabilities	1,119	3,442	1,500
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	264	272	261
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	202	199
Additional paid-in capital	445,005	469,304	442,075
Retained earnings	772,938	736,824	787,473
Accumulated other comprehensive loss	(5,941)	(6,282)	(5,613)

Total Shareholders’ Equity	1,212,466	1,200,320	1,224,395

Total Liabilities and Shareholders’ Equity	$1,944,639	$1,958,954	$1,992,985

ISC REPORTS FISCAL 2012 SECOND QUARTER RESULTS	PAGE 11

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	May 31, 2011	May 31, 2012
	(Unaudited)
OPERATING ACTIVITIES
Net income	$33,308	$30,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,180	38,626
Stock-based compensation	630	809
Amortization of financing costs	673	889
Deferred income taxes	15,761	6,711
Loss (income) from equity investments	973	(1,094)
Impairment of long-lived assets, non cash	2,872	5,703
Other, net	(37)	(898)
Changes in operating assets and liabilities:
Receivables, net	(9,004)	(12,090)
Inventories, prepaid expenses and other assets	(18,901)	(7,447)
Accounts payable and other liabilities	(6,221)	(7,098)
Deferred income	61,964	41,374
Income taxes	4,721	1,778

Net cash provided by operating activities	124,919	98,142
INVESTING ACTIVITIES
Capital expenditures	(25,301)	(26,092)
Equity investments and advances to affiliate	(22,175)	(51,556)
Other, net	(1)	1,408

Net cash used in investing activities	(47,477)	(76,240)
FINANCING ACTIVITIES
Payments under credit facility	(82,000)	(60,000)
Proceeds from credit facility	—	130,000
Payment of long-term debt	(889)	(87,356)
Proceeds from long-term debt	65,000	—
Deferred financing fees	(439)	—
Exercise of Class A common stock options	51	—
Reacquisition of previously issued common stock	(12,259)	(10,556)

Net cash used in financing activities	(30,536)	(27,912)

Net increase (decrease) in cash and cash equivalents	46,906	(6,010)
Cash and cash equivalents at beginning of period	84,166	110,078

Cash and cash equivalents at end of period	$131,072	$104,068

# # #